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                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          THE SPORTSMAN'S GUIDE, INC.


                                   ARTICLE 1.

    The name of this Corporation is:  The Sportsman's Guide, Inc.

                                   ARTICLE 2.

    The purposes of this Corporation are general business purposes and the Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressed and conferred upon business corporations by the Minnesota Statutes, together with those powers necessarily implied therefrom.

                                   ARTICLE 3.

    This Corporation shall have perpetual duration.

                                   ARTICLE 4.

    The registered office of this Corporation is located at: 1415 South 5th Street, Hopkins, Minnesota 55343.

                                   ARTICLE 5.

    5.01 AUTHORIZED SHARES. (a) The total number of shares of all classes of stock that this Corporation shall have authority to issue is 40,000,000, consisting of 36,800,000 shares of Common Stock, par value $.01 per share, 200,000 shares of Series A Preferred Stock, par value $.01 per share, and 3,000,000 undesignated shares.

    (b) At 5:00 p.m. E.S.T. on the date these Amended Articles of Incorporation are amended to include this subsection (b) of ARTICLE 5.01 (the "Effective Date"), each ten shares of the outstanding Common Stock shall be changed into one share of Common Stock, $.01 par value (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. All fractional share interests resulting from the Reverse Stock Split shall instead be rounded-up to a whole share of Common Stock.

         (1) Certificate(s) for shares of Common Stock outstanding prior to the Effective Date shall evidence the right of the holder thereof to receive, upon the surrender of such certificate(s) to the transfer agent of the Corporation, a new certificate(s) evidencing that number of shares of Common Stock into which the shares of Common Stock evidenced by the surrendered certificate(s) were converted as a result of the Reverse Stock Split.


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         (2)  Promptly after the Effective Date, the Corporation shall give written notice to holders of record of shares of Common Stock immediately prior to the Effective Date that the Reverse Stock Split has become effective and shall include with such notice instructions as to how certificates evidencing shares of Common Stock outstanding prior to the Effective Date may be surrendered to the transfer agent of the Corporation in exchange for the shares to which the holder of such a certificate is entitled.

5.02 VOTING RIGHTS. Each holder of Common Stock shall have one vote in all matters submitted to the shareholders for each share of Common Stock standing in the name of such holder on the books of this Corporation. Except as otherwise required by law, the shares of Series A Preferred Stock shall have no voting rights.

5.03      TERMS OF SERIES A PREFERRED STOCK.

    (a) DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available, dividends at the same rate per share of Series A Preferred Stock as dividends are paid to the holders of the Common Stock; provided, however, that in the event a dividend is paid to the holders of Common Stock in shares of Common Stock, the holders of Series A Preferred Stock shall only be entitled to receive a dividend payable in shares of Series A Preferred Stock at the same rate per share as shares of Common Stock are paid to the holders of the Common Stock. Except as provided in this Section 5.03(a) there shall be no dividends declared on or paid to the Series A Preferred Stock.

    (b)  LIQUIDATION PREFERENCE.

         (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of this Corporation available for distribution to its stock holders an amount per share equal to the value of the assets available for distribution upon such liquidation, dissolution or winding up ("Liquidation Proceeds") times a fraction the numerator of which is 19.4483 and the denominator of which is the number of outstanding shares of Common Stock immediately preceding the liquidation, dissolution or winding up of this Corporation; provided, however, that solely for the purpose of calculating the preferential amounts due the holders of the Series A Preferred Stock, the Liquidation Proceeds shall not exceed $6,000,000. After setting apart or paying in full the preferential amounts due the holders of the Series A Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock, to share ratably in all remaining assets of this Corporation available for distribution to stockholders. If upon any liquidation or dissolution of this Corporation the assets available for distribution shall be insufficient to pay the holders of all


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outstanding shares of Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

        (ii) For purposes of this Section 5.03(b), (A) any acquisition of this Corporation by the means of merger or other form of corporate reorganization in which the outstanding shares of this Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of all or substantially all of the assets of this Corporation, shall be treated as a liquidation, dissolution or winding up of this Corporation and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at closing in cash, securities or other property (valued as provided in Section 5.03(b)(iii) below) amounts as specified in Section 5.03(b)(i) above.

       (iii) Whenever the distribution provided for in this Section 5.03(b) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

5.04 STOCK SPLITS AND COMBINATIONS. If this Corporation shall at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued (the "Original Issue Date") effect a subdivision of the Outstanding Common Stock, the outstanding shares of Series A Preferred Stock shall be subdivided at the same rate per share as the shares of Common Stock are subdivided; and conversely, if this Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, then the outstanding shares of Series A Preferred Stock shall be combined at the same rate per share as the shares of Common Stock are combined. Any subdivision or combination of Series A Preferred Stock under this paragraph shall become effective at the same time as the corresponding subdivision or combination of Common Stock becomes effective. Except as provided in this
Section 5.03 there shall be no subdivisions or combinations of the Series A Preferred Stock.

                                   ARTICLE 6.

6.01 The Board of Directors of this Corporation, without action by the Shareholders, is authorized to establish and designate from the undesignated shares one or more classes or series of shares, to fix the relative rights and preferences of such classes or series and to issue such classes or series of shares for such consideration as the Board in its unrestricted discretion deems advisable. The establishment and designation of a class or series of shares by the Board of Directors, pursuant to the procedures set forth in the Minnesota Business Corporation's Act, shall not constitute an amendment of these Articles of Incorporation.


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6.02  The Corporation may, without any new or additional consideration, issue shares of voting stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

                                   ARTICLE 7.

7.01 The Common Stock holders shall have the right to cumulate votes for the election of Directors. Unless cumulative voting rights are granted by the Board of Directors with respect to some or all of the undesignated shares, the undesignated shares shall confer no right to cumulate votes on the holders thereof.

7.02 All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights.

7.03 The holders of the voting shares of the Corporation shall have the power, by affirmative vote of the holders of a majority of the voting power of all shares entitled to vote:

    (a) when required by law, to authorize the sale, lease, exchange or other disposition of all or substantially all of the Corporation's property and assets, including its goodwill, not in the usual and ordinary course of business;

    (b) when required by law, to adopt an agreement or plan of exchange or merger;

    (c)  to amend the Articles of Incorporation of the Corporation; or

    (d)  to dissolve the Corporation;

provided that any of the actions set forth in this Section 7.03 have not received a negative vote of more than forty percent (40%) of the voting power of all shareholders entitle to vote thereon.

                                   ARTICLE 8.

    The holders of 40% of the voting power of the shares entitled to vote at a meeting of the shareholders either present in person or represented by a proxy shall constitute a quorum of the shareholders for the transaction of business at any shareholders' meeting.

                                   ARTICLE 9.

    The provisions of the Minnesota Business Corporations Act relating to Control Share Acquisition, as amended from time to time, shall not apply to this Corporation.


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                                      ARTICLE 10

    To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of this Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of this Corporation existing at the time of such repeal or modification.








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